Exhibit 99.1

            IMMUNOMEDICS ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS

    MORRIS PLAINS, N.J., Nov. 6 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a leading biopharmaceutical company focused on developing monoclonal antibody-based products, today reported revenues of $3.3 million and a net loss of $2.5 million, or $0.04 per share, for the first quarter of fiscal year 2007, which ended September 30, 2006. This compares to revenues of $0.4 million and a net loss of $8.5 million, or $0.16 per share, for the same period last year.

    The increase in revenues for the first quarter was primarily due to the recognition of $2.7 million of the $38 million initial payment received from UCB, S.A., for the licensing of epratuzumab for all autoimmune diseases worldwide, and increased LeukoScan(R) sales in Europe. The operating expenses for the first quarter improved due to lower R&D expenses resulting from the transfer of the ALLEVIATE trials to UCB as part of the May 9, 2006 agreement. Lower interest expense and higher interest income have also contributed to the lower net loss for the first quarter. At September 30, 2006, the Company had $35.0 million in cash and marketable securities, excluding restricted securities.

    "Our burn rate improved this quarter as a result of our licensing agreement with UCB. We are committed to bringing new antibodies into the clinic that have the shortest path to commercial success in markets with unmet medical needs. Consequently, we expect our R&D expenses to moderately increase in future quarters as these new antibodies enter the clinic," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "An example of such product development is our humanized CD74 antibody, which will begin clinical trials in patients with multiple myeloma in the near future," he added.

    "We are working closely with UCB to expedite efforts to remove the clinical hold status instituted by the FDA and other regulatory agencies, which would minimize any further delay in making epratuzumab available to patients," said Cynthia L. Sullivan, President and Chief Executive Officer of the Company. "We share UCB's enthusiasm in the continued development of epratuzumab in autoimmune disease indications, and we look forward to resuming dosing patients with lupus in the near future," she further remarked.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have recently licensed our lead product candidate, epratuzumab, to UCB, S.A. for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for all clinical trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel dock and lock methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. Visit our web site at http://www.immunomedics.com.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For More Information:
    Dr. Chau Cheng
    Associate Director, Investor Relations & Business Analysis
    (973) 605-8200, extension 123
    ccheng@immunomedics.com

                               IMMUNOMEDICS, INC.
                      Condensed Consolidated Balance Sheets

                                           September 30,      June 30,
                                               2006             2006
                                           -------------    -------------
ASSETS
Current Assets:
     Cash and cash equivalents             $  16,990,350    $  40,877,766
     Marketable securities                    17,967,550          948,820
     Accounts receivable, net of
      allowance for doubtful
      accounts                                   606,492          498,612
     Inventory, net of reserve for
      obsolescence                               476,110          541,030
     Other current assets                      1,396,821          602,736
     Restricted securities - current
      portion                                  1,275,200        1,275,200
                                              38,712,523       44,744,164

Property and equipment, net                    8,278,773        8,496,060

Restricted securities - long-term
 portion                                         956,400        1,275,200
Other long-term assets                         1,606,675        1,362,419

                                           $  49,554,371    $  55,877,843

LIABILITIES AND STOCKHOLDERS'
 DEFICIT
     Current liabilities                   $  17,838,417    $  19,035,185
     Long-term debt                           29,486,783       29,525,377
     Deferred revenues - long term            23,143,460       25,810,769
     Minority interest                           156,974          182,000
     Stockholders' deficit                   (21,071,263)     (18,675,488)

                                           $  49,554,371    $  55,877,843

                 Condensed Consolidated Statements of Operations

                                                 Three Months Ended
                                                    September 30,
                                           ------------------------------
                                                2006            2005
                                           -------------    -------------
Revenues:
     Product sales                               661,603          280,074
     License fee and other revenues            2,668,031           98,077
     Research & development                           --           44,762
Total Revenues                                 3,329,634          422,913
Costs and Expenses                             6,065,440        7,898,863
Operating Loss                                (2,735,806)      (7,475,950)
Interest and Other Income (Expense)              272,921       (1,067,378)
Loss before Income Tax Expense                (2,462,885)      (8,543,328)
Income Tax Expense                               (19,418)              --
Net Loss                                   $  (2,482,303)   $  (8,543,328)

Net Loss per Common Share,
   Basic and Diluted                               (0.04)           (0.16)

Weighted average number of common
   shares outstanding                         57,538,031       54,073,059

SOURCE  Immunomedics, Inc.
    -0-                             11/06/2006
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis of Immunomedics, Inc., +1-973-605-8200, ext. 123, ccheng@immunomedics.com/
    /Company News On-Call: http://www.prnewswire.com/comp/113121.html / /Web site: http://www.immunomedics.com /
    (IMMU)